Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of AB International Group Corp. on Amendment No. 4 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated October 7, 2014, on the balance sheets of AB International Group Corp. as of August 31, 2014 and 2013 and the related statements of operations, changes in shareholder’s deficit and cash flows for the year ended August 31, 2014 and the periods from Inception (July 29, 2013) to August 31, 2013 and 2014  and of our review report dated December 10, 2014, with respect to the unaudited interim financial statements on the balance sheet of AB International Group Corp. as of November 30, 2014 and the related statements of operations, changes in shareholder’s deficit and cash flows for the three month periods ended November 30, 2014 and 2013 and the period from Inception (July 29, 2013) to November 30, 2014 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

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Wheat Ridge, (formerly Arvada), Colorado

January 15, 2015                                                                                           Cutler & Co. LLC